QuickLinks -- Click here to rapidly navigate through this document

[BEAZER Letterhead]

Press Release For Immediate Release

Beazer Homes USA, Inc. Reports July Home Orders

        Atlanta, Georgia, August 5, 2002—Beazer Homes USA, Inc. (NYSE:BZH) (www.beazer.com) today released preliminary unit net orders for the month ended July 31, 2002.

	New Orders (units) for the Month Ended July 31,
	Beazer 2002	Crossmann 2002	Total 2002	Beazer 2001	% Change
Southeast	289	107	396	272	45.6%
West	364	—	364	307	18.6%
Central	128	—	128	110	16.4%
Mid-Atlantic	93	—	93	120	(22.5)%
Midwest	—	282	282	—	n/a

Total	874	389	1,263	809	56.1%

        New orders for the month ended July 31, 2002, include orders from Crossmann Communities, Inc., which Beazer acquired effective April 2002. On a pro forma basis, new orders for the month ended July 31, 2001, including Crossmann's orders would have been 1,244.

        Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss, Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

QuickLinks

Beazer Homes USA, Inc. Reports July Home Orders